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                                                                     Exhibit 3.1

                            CERTIFICATE OF FORMATION
                                       OF
                         STANLEY-MARTIN COMMUNITIES, LLC

     This Certificate of Formation of Stanley-Martin Communities, LLC (the "Company") is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (the "Act").

1.   NAME. The name of the limited liability company is:

                         Stanley-Martin Communities, LLC

2. REGISTERED OFFICE AND AGENT. The address of the registered office of the Company in Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The Company's registered agent at that address is The Corporation Trust Company.

     IN WITNESS WHEREOF, the undersigned, an authorized person, has caused this Certificate of Formation to be duly executed as of the 27th day of April 2005.


                                        By: /s/ Marc Moorman
                                            ------------------------------------
                                            Marc Moorman
                                            Authorized Person